Exhibit 99.1

For Immediate Release

Contacts:

Thomas Cooke, CEO (713) 458-1560

Andrew Clifford, President (713) 458-1560

Website:

www.saratogaresources.net

SARATOGA RESOURCES, INC. REPORTS FINANCIAL AND

OPERATIONAL RESULTS FOR THE 2010 THIRD QUARTER

Houston/New Orleans -- Saratoga Resources, Inc. (OTCBB:SROE) today announced financial and operational results for the quarter and nine months ended September 30, 2010.

Key Financial Results

Third Quarter

•

Adjusted EBITDAX of $7.0 million for third quarter 2010 compared to $8.9 million in the third quarter 2009;

•

Net loss of $3.5 million, or $(0.21) per share, for third quarter 2010 compared to a net loss of $2.4 million, or $(0.14) per share, in the third quarter 2009;

•

Oil and gas revenues of $13.2 million for third quarter 2010 compared to $13.4 million in the third quarter 2009;

•

Decreased LOE from $4.6 million, or $19.20 per BOE, in third quarter 2009 to $3.3 million, or $14.43 per BOE, for the third quarter 2010.

Nine Month Period

•

Adjusted EBITDAX of $19.5 million for first nine months 2010 compared to $20.7 million in the first nine months 2009;

•

Net loss of $17.7 million, or $(1.05) per share, for first nine months 2010 compared to a net loss of $13.3 million, or $(0.79) per share, in the first nine months 2009;

•

Oil and gas revenues of $38.3 million for first nine months 2010 compared to $33.5 million in the first nine months 2009;

•

Decreased LOE from $12.1 million, or $16.51 per BOE, in the nine months 2009 to $10.3 million, or $16.09 per BOE, for the nine months 2010.

Adjusted EBITDAX is a non-GAAP financial measure and is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” below.

Results for each of the 2010 and 2009 periods reflect Saratoga’s operations in bankruptcy from March 31, 2009 to May 14, 2010 when Saratoga exited bankruptcy. The change in revenues for the 2010 quarter and nine month periods reflects lower average daily production volumes which resulted from curtailed and/or deferred field maintenance, management and development activities while in bankruptcy partially offset by increased prices realized from commodity sales. The 2010 results include non-recurring reorganization expenses of $0.2 million and $2.0 million during the quarter and nine month periods, respectively, one-time non-cash charges of $1.0 million during the nine month period relating to the issuance of stock as partial consideration for the settlement of accounts payable on exit from bankruptcy and non-cash compensation charges of $0.3 million and $2.1 million during the quarter and nine month periods associated with the issuance of options and warrants on exit from bankruptcy. Additionally, 2010 results include exploration expenses of $0.5 million and $1.3 million during the quarter and nine month periods associated with seismic acquisitions and completion of our full field studies in anticipation of restarting our development program following exit from bankruptcy.

Operational Highlights

•

Successful emergence from Chapter 11 bankruptcy in May 2010 and resumption of drilling and development program;

•

Three recompletions completed;

•

110 gross (97 net) wells in production at September 30, 2010;

•

Acquisition of 330 square miles of 3D seismic data in Breton Sound;

•

Leasing of 3 Louisiana State Leases, covering 535 acres located in Breton Sound, close to existing company facilities and pipelines and within the blocks covered by 3D seismic licensing; and

•

32,452 gross (31,251 net) acres in 14 fields under lease at September 30, 2010.

Following emergence from bankruptcy, Saratoga resumed its drilling and development program as well as efforts to address field maintenance issues that had been deferred during bankruptcy.

The SL 16569 #1 well, in Breton Sound 51 Field, was returned to productive status in late July through a successful well completion operation during Q3. The well tested at 160 barrels of oil per day (“BOPD”), 800 thousand cubic feet of gas per day (“MCFPD”) and 365 barrels of water per day (“BWPD”) and has been producing at a curtailed rate due to third party facility issues.

The SL 16432 #2 well, in Main Pass 25 Field, was completed in late September and began production on October 1, 2010.  Production is presently curtailed pending re-routing of a third party gas sales pipeline and, as of this writing, is approximately 226 BOPD, 555 MCFPD and 25 BWPD.  Upon resolution of third party gas sales pipeline re-routing, Saratoga intends to open the well choke and anticipates oil production rates to reach an initial stabilized rate of approximately 275 BOPD.

The SL 3762 #1 well, in Vermilion 16 Field, is awaiting perforation in the previously unproduced 10,800’ sand.  Perforation operations are expected to begin in November 2010.

Saratoga successfully acquired a 100% working interest (subject to a 22% royalty) in three Louisiana state leases covering 535 acres.  The subject acreage lies within Breton Sound Blocks 18, 19, 50 and 51, close to Saratoga’s existing facilities and pipeline infrastructure and within the blocks covered by a 3D seismic data license held by Saratoga.  Saratoga has identified three oil prospects on the acreage based on analysis of 3D data, the Catina Prospect, the Rio Grande Prospect and the North Tiger Prospect.

Efforts are underway to secure a rig to drill a 10,300’ well on the Catina Prospect, a twin well to the previously producing Hess SL 17245-1 well which was plugged and abandoned following Hurricane Katrina after producing 671 thousand barrels of oil (“MBO”) and 841 million cubic feet of gas (“MMCF”) from 2002 to 2005.  The last reported well test prior to the well being shut in indicated production rates of 661 BOPD, 824 MCFPD and 381 BWPD.

The Rio Grande Prospect is an undrilled prospect with two stacked seismic amplitudes, one of which is analogous to the Catina Prospect.

The North Tiger Prospect has three stacked targets and offsets Saratoga’s Breton Sound 18 field.

Saratoga’s unrisked internal estimates, yet to be audited by independent reserve engineers, for these three oil prospects reflect over 2.5 million barrels of oil equivalent recoverable reserves in the proved, probable and possible reserve categories.

Production Highlights and Plans

•

Oil and gas production of 240,096 barrels of oil equivalent (“BOE”) (62% oil) in Q3 2010 and 650,988 BOE (62% oil) for first nine months 2010;

•

Average daily production of 2,610 BOE in Q3 2010 and 2,385 BOE for first nine months 2010;

•

As of our October 25 Production Shut-In and Curtailment Analysis, production totaled 2,931 BOE;

•

Active plans to restore/resume/increase production of approximately 1,000 BOE per day (“BOEPD”) from shut-in wells and wells where production has been below capacity due to deferred maintenance, facilities limitations or third-party limitations, including:

»

Breton Sound 18:  compressor engine damaged September 2010; replaced November 2010; production decline of 214 BOEPD from 30 day average pre-damage to 30 day average post-damage;

»

Breton Sound 32:  need for additional compression has resulted in shut-in or curtailment of production from 4 wells resulting in a decline in production estimated at 116 net BOEPD and deferral of infill drilling and recompletions pending resolution of compression requirements; plans to resolve pressure issue and restore/increase production through infrastructure capital expenditure (“CAPEX”) or ongoing negotiations with third party to provide additional compression;

»

Breton Sound 51:  capacity issues of a third party production facility have resulted in one well being shut-in and production below tested/historical rates of 3 wells that, for the week ended September 30, 2010 produced at rates 45 BOEPD below their combined tested or historical production rates; third party facility operator is presently engaged in facilities upgrades to increase handling capacity with upgrade expected to be completed by Q2 2011;

»

Little Bay:  well shut-in due to termination of third party pipeline operations; negotiations with the pipeline operator are in progress to return the pipeline to operations; production rates from well prior to shut-in were approximately 250 BOPD and 1750 MCFPD; and

»

Main Pass 25:  capacity limitations on production from newly completed well due to third party production facility re-routing of gas sales pipeline; completion of pipeline work expected by year-end 2010 after which production from new well is expected to increase from its current rate of 226 BOEPD to an estimated 275 BOEPD.

Production rates continue to trend upward with the completion of wells and performance of deferred maintenance to bring shut-in production back on line and restore production to historical levels.  Deferred field maintenance and management operations by the prior operators and during Saratoga’s bankruptcy, as well as third party facility capacity issues, have resulted in production rates under tested/historical well capacity.  Saratoga is systematically addressing maintenance and capacity issues, including third party issues, in order to restore shut-in production.  With the exception of the Breton Sound 32 compression project which is subject to ongoing negotiations with a third party, each of the above described production curtailments is addressed in Saratoga’s CAPEX budget over the balance of 2010 and the first half of 2011 and represents opportunities to bring proved developed non-producing reserves onto production without the risks of exploratory drilling.

Development Plans

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Near term (and ongoing) focus on low risk recompletions, thru-tubing plugbacks and workovers from inventory of 63 proved developed non-producing (“PDNP”) opportunities in Grand Bay, Breton Sound and Main Pass; implementation of infrastructure program to support increased production in Main Pass/Breton Sound; near term objective of sustained production of 4,000 BOEPD (net) by early 2011;

•

Mid-term (beginning in early 2011) focus on development of proved undeveloped (“PUD”) reserves from inventory of 91 PUD opportunities in 28 wellbores; focus on drilling normally pressured oil and gas opportunities in Grand Bay, Breton Sound and Main Pass;

•

Mid- to long-term focus on continued development of reserves and exploratory drilling of deep shelf prospects; identify drilling partner(s) to drill one or more test wells at depths of 14,000 feet or more in Grand Bay

Saratoga has acquired and licensed an extensive portfolio of 3D seismic data and has conducted full field studies covering substantially all of its principal properties and has identified 63 PDNP and shut-in opportunities in 11 fields and 91 PUD opportunities in 5 fields as well as substantial probable and possible behind pipe and shut-in opportunities and undeveloped opportunities.

During the pendency of our bankruptcy, development operations were curtailed, as were field management and maintenance operations.  During, and immediately following exit from, bankruptcy, our development plans were focused principally on restoring or increasing production from producing or previously producing zones and identifying, through our seismic acquisitions and full field studies, prime drilling and development targets to achieve our near, mid- and long-term drilling and development objectives.  Since exit from bankruptcy, we have carried out 3 recompletions and our present plans, through the first half of 2011, include drilling 2 development wells and doing 21 recompletions.

With respect to our deep shelf drilling plans, Saratoga is presently engaged in discussions with potential joint venture partners to participate in our Grand Bay Deep exploration prospects.

Financial Position and CAPEX Highlights

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$5.1 million of cash on hand at September 30, 2010;

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$8.6 million of CAPEX for nine months ended September 30, 2010; $2.0 million for recompletions and workovers; $1.3 million for seismic, full field studies, lease acquisition, etc.

•

$1.6 million CAPEX budgeted for Q4 2010;

•

CAPEX budget fully funded by cash on hand and operating cash flow;

•

$18.0 million paid to reduce debt since exit from bankruptcy; $11.8 million to pay uncontested claims on exit; $5.5 million to reduce balance owing under credit facility on exit; and $0.7 million during the third quarter 2010;

•

Improved debt service position; reduced interest on term debt from 20% to 11.25%; extended maturity of term debt to April 2012; all debt obligations on exit from bankruptcy being serviced from operating cash flow; and

•

$1.1 million received post-September 30, 2010 for third-party underbilling for production handling.

Since exit from bankruptcy, debt service obligations have been reduced relative to pre-bankruptcy levels due to the reduction in the interest rate on our term debt from 20% per annum to 11.25% per annum, which reduction has been partially offset by payouts of certain amounts under the plan of reorganization over periods ranging, generally, from 1 to 2 years.  Since exit from bankruptcy, operating cash flow has covered all ongoing debt service obligations as well as funding our CAPEX budget.

Cash on hand and operating cash flow are expected to cover our future debt service obligations and planned CAPEX for at least the next year, other than funding our deep shelf exploratory drilling plans.  In order to fund planned exploratory drilling of those prospects, we are actively engaged in discussions with multiple potential industry and financial partners to finance, or partner with us in, those efforts.  Beyond 2011, our existing term and revolver debt (including $10.2 million of letters of credit), totaling $145.5 million, matures in April 2012 and we anticipate that we will be required to secure alternative financing to retire that debt on maturity.

Management Comments

Thomas Cooke, Chairman and CEO, commented, “Since our exit from bankruptcy, we have made steady progress and continue to gain momentum in re-starting our development program and efforts to raise our production levels.  In the near term, we have focused, and will continue to focus, on bringing shut-in production back on line, and on establishing production from proved developed non-producing reserves, through our program of thru-tubing plugbacks, workovers and recompletions and by working through our backlog of field management and maintenance initiatives that developed during our bankruptcy.  While production levels experience normal fluctuations, our endeavors since exiting bankruptcy have produced a positive trend in overall and daily production levels.  We continue to target near term daily production goals of 4,000 BOEPD (net) and are optimistic that ongoing and planned development operations will allow us to achieve that target by early 2011, depending on timing of operations, rig availability, third party negotiations and other normal operating factors that impact the timing of moving shut-in production to sales.

Looking beyond our near term development plans, we have identified an inventory of what we believe are very attractive development opportunities as well as shallow and deep prospects.  We have made continuing investments in licensing, reprocessing and interpretation of 3D seismic data that have served to support our beliefs regarding the potential reserve recoveries from our inventory of undeveloped opportunities and have allowed us to pinpoint what we believe are the most promising and high probability prospects.  Development drilling is expected to begin in early 2011.

Exploratory drilling of our deep prospects is subject to our ability to identify and negotiate satisfactory arrangements with an industry or financial partner(s) to finance the drilling of initial test wells.  We are actively engaged in discussions with potential partners and have been very well received.  With the prospects presently under discussion exhibiting geological structures analogous to recent high profile discoveries in the shelf and being in less than 6 feet of water and in near proximity to our infrastructure and facilities, we believe that our deep prospects are attractive prospects with the potential to be drilled at significantly lower cost, and to be brought onto production, assuming successful finds, in a much shorter time than deeper water wells.

Financially, we are well positioned for the next year or more to support our near and intermediate term development and drilling objectives and to service our existing debt service obligations. We presently have adequate cash reserves and projected operating cash flows to fully carry out our development program through the end of 2011, including thru-tubing plugback, workover and recompletion program, our infrastructure investment plan and our development drilling program.  We have emphasized cost control measures that have allowed us to bring down our lease operating expenses, on both a total and per BOE basis, and have brought in development projects to date consistently at or below our cost estimates.  While we continue to be dependent upon outside financing commitments to carry out our deep shelf exploratory drilling program and to refinance our term and revolving debt when they come due in 2012, we believe we are well positioned to grow our reserves and production and to build value for our shareholders.”

Conference Call Information

The company will host a conference call to discuss these results on Tuesday, November 16, 2010 at 9:00 AM EST (8:00 AM CST, 6:00 PST). The telephone number to access the conference call is (707) 287-9363. The access code for the call is 22740300. Alternatively, the audio content of the call can be accessed on the Company’s website at www.saratogaresources.net. The call will be archived on the Company’s web site for 30 days for people who are unable to listen to the live call.

About Saratoga Resources

Saratoga is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 32,452 gross (31,251 net) acres, mostly held-by-production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana. Saratoga's stock currently trades on the OTC Bulletin Board under the symbol "SROE".

Forward-looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding future ability to fund the company’s development program and grow reserves, production, revenues and profitability, ability to reach and sustain target production levels, ability to secure commitments to participate in exploration of deep shelf prospects and the ultimate outcome of such efforts. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should", and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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SARATOGA RESOURCES, INC. STATEMENT OF OPERATIONS (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Oil and gas revenues	$13,183,479	$13,375,438	$38,326,597	$33,479,520
Other revenues	494,931	608,161	1,725,602	778,720

Total revenues	13,678,410	13,983,599	40,052,199	34,258,240

Operating Expense:
Lease operating expense	3,303,256	4,638,492	10,340,190	12,093,746
Workover expense	267,487	200,867	2,031,361	1,301,737
Exploration expense	460,964	286,554	1,264,799	848,368
Depreciation, depletion and amortization	4,545,089	973,243	11,800,068	8,252,630
Accretion expense	425,211	340,180	1,275,634	982,283
General and administrative	2,062,906	1,487,221	6,588,641	4,610,125
Severance taxes	1,316,166	1,393,372	4,008,743	4,111,858

Total operating expenses	12,381,079	9,319,929	37,309,436	32,200,747

Operating income	1,297,331	4,663,670	2,742,763	2,057,493

Other income (expense):
Commodity derivative income (expense)	-	415,851	696,550	(2,056,919)
Loss on settlement of accounts payable	-	-	(990,786)	-
Interest income	10,443	13,418	37,033	34,054
Interest expense	(4,579,839)	(6,382,877)	(17,846,763)	(16,938,995)

Total other expense	(4,569,396)	(5,953,608)	(18,103,966)	(18,961,860)

Net loss before reorganization expense and income taxes	(3,272,065)	(1,289,938)	(15,361,203)	(16,904,367)

Reorganization expense	184,959	2,362,556	2,049,405	3,174,894

Net loss before income taxes	(3,457,024)	(3,652,494)	(17,410,608)	(20,079,261)

Income tax expense (benefit):	66,743	(1,277,049)	310,366	(6,811,621)

Net loss	$(3,523,767)	$(2,375,445)	$(17,720,974)	$(13,267,640)

Net loss per share - basis and diluted:	$(0.21)	$(0.14)	$(1.05)	$(0.79)

Weighted average number of common shares outstanding - basis and diluted	17,173,601	16,690,292	16,936,373	16,695,970

SARATOGA RESOURCES, INC. CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$5,091,381	$21,575,483
Accounts receivable	6,464,998	6,375,864
Prepaid expenses and other	1,593,196	1,184,468
Derivative asset	-	328,980
Total current assets	13,149,575	29,464,795

Property and equipment:
Oil and gas properties - proved (successful efforts method)	170,093,591	160,709,425
Other	545,780	537,280
	170,639,371	161,246,705
Less: Accumulated depreciation, depletion and amortization	(33,396,222)	(21,596,154)
Total property and equipment, net	137,243,149	139,650,551

Other assets, net	2,827,005	3,719,405

Total assets	$153,219,729	$172,834,751

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$5,770,235	$2,673,078
Revenue and severance tax payable	5,210,047	3,773,503
Accrued liabilities	2,931,532	19,910,354
Short-term notes payable	713,246	414,257
Asset retirement obligation	916,447	873,103
Total current liabilities	15,541,507	27,644,295

Long-term liabilities:
Asset retirement obligation	10,413,341	9,316,970
Derivative liabilities	-	764,029
Long-term debt-related party	605,428	-
Long-term debt, net of unamortized discount of $4,839,853 and $1,217,578, respectively	130,501,019	108,811,300
Total long-term liabilities	141,519,788	118,892,299

Liabilities subject to compromise	-	19,631,567

Commitment and contingencies (see notes)

Stockholders' equity (deficit):
Common stock, $0.001 par value; 100,000,000 shares authorized 17,173,598 and 16,690,292 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	17,173	16,690
Additional paid-in capital	27,100,149	19,887,814
Retained earnings	(30,958,888)	(13,237,914)

Total stockholders' equity (deficit)	(3,841,566)	6,666,590
Total liabilities and stockholders' equity (deficit)	$153,219,729	$172,834,751

SARATOGA RESOURCES, INC. STATEMENT OF CASH FLOWS (Unaudited)

	For the Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(17,720,974)	$(13,267,640)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	11,800,068	8,252,630
Accretion expense	1,275,634	982,283
Amortization of debt issuance costs	463,153	520,906
Amortization of debt discount	1,266,803	359,045
Commodity derivative income	(473,962)	5,967,878
Stock-based compensation	2,122,917	802,360
Loss on settlement of accounts payable	990,786
Deferred taxes	-	(6,930,621)
Changes in operating assets and liabilities:
Accounts receivable	(89,133)	664,216
Prepaids and other	(408,728)	(726,492)
Accounts payable	(11,237,738)	3,533,122
Revenue and severance tax payable	(707,502)	5,357,499
Accrued liabilities	9,182,247	11,466,178

Net cash provided (used) by operating activities	(3,536,429)	16,981,364

Cash flows from investing activities:
Additions to oil and gas property	(8,092,384)	(5,027,729)
Abandonment costs	(135,920)	-
Additions to other property and equipment	(8,500)	(32,810)
Other assets	(360,815)	(316,711)

Net cash used in investing activities	(8,597,619)	(5,377,250)

Cash flows from financing activities:
Issuance of warrants	100	-
Proceeds from short-term notes payable	1,183,409	1,349,405
Repayments of short-term notes payable	(884,419)	(895,599)
Proceeds from line of credit	811,943	-
Repayment of debt borrowings	(5,500,000)	-
Repayment of debt borrowings-related party	-	(82,117)
Settlements of commodity hedges recorded in purchase accounting	38,913	2,010,360

Net cash provided (used) in financing activities	(4,350,054)	2,382,049

Net increase (decrease) in cash and cash equivalents	(16,484,102)	13,986,163

Cash and cash equivalents - beginning of period	21,575,483	5,677,994

Cash and cash equivalents - end of period	$5,091,381	$19,664,157

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$903,852	$-
Cash paid for interest	$6,590,890	$3,306,907

Non-cash investing and financing activities:
Accounts payable for oil and gas additions	$1,291,783	$-
Accrued interest converted to long-term debt	$26,712,978	$-
Debt issuance cost from issuance of warrants	$4,099,016	$-

Non-GAAP Financial Measures

Adjusted EBITDAX is a non-GAAP financial measure.

The company defines Adjusted EBITDAX as net income (loss) before income tax expense (benefit), interest expense and depreciation, depletion and amortization excluding interest income, realized gains on out-of-period derivative contract settlements, (gain) loss on the sale of assets, acquisition costs, settlements for prior claims, other various non-cash items (including asset impairments, income from equity investments, noncontrolling interest, stock-based compensation, unrealized (gain) loss on derivative contracts and provision for doubtful accounts), exploration and dry hole costs and costs associated with the company’s bankruptcy.

Adjusted EBITDAX is a supplemental financial measure used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also uses this measure because Adjusted EBITDAX allows the company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. Adjusted EBITDAX should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDAX excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s Adjusted EBITDAX may not be comparable to similarly titled measures used by other companies.

The table below reconciles the most directly comparable GAAP financial measures to Adjusted EBITDAX.

Reconciliation of Net Income (Loss) to Adjusted EBITDAX

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net loss as reported	$(3,523,767)	$(2,375,445)	$(17,720,974)	$(13,267,640)

Depreciation, depletion and amortization	4,545,089	973,243	11,800,068	8,252,630

Income tax expense (benefit)	66,743	(1,277,049)	310,366	(6,811,621)

Exploration expense	460,964	286,554	1,264,799	848,368

Accretion expense	425,211	340,180	1,275,634	982,283

Share-based compensation	276,819	111,108	2,122,917	802,360

Loss on settlement of accounts payable	--	--	990,786	--

Interest expense, net	4,569,396	6,369,459	17,809,730	16,904,941

Unrealized hedging (gain) loss	--	683,277	(435,049)	7,978,238

Non-recurring and reorganization costs	184,959	3,812,169	2,049,405	4,995,541

Adjusted EBITDAX	$7,055,414	$8,923,496	$19,467,682	$20,685,100